Exhibit 99.1

RYVYL Enters Negotiations to Restructure Pre-funded Asset Sale to Debt and/or Equity

-   Enters into a standstill agreement until May 6, 2025 in respect of pre-funded SPA   -

SAN DIEGO, CA – April 24, 2025 – RYVYL Inc. (NASDAQ: RVYL) ("RYVYL” or the "Company"), a leading innovator of payment transaction solutions leveraging electronic payment technology for the diverse international markets, has entered into an agreement to negotiate and potentially restructure the terms of its pre-funded asset sale of its RYVYL EU subsidiary although there is no certainty a deal will be reached. In conjunction with ongoing negotiations, the buyer has agreed a standstill period in respect of the pre-funded asset sale from April 23, 2025, to May 6, 2025. The Company has the right to extend such standstill period for an additional 21 days to May 27, 2025, in consideration of its payment of $750,000 on or before May 6, 2025.

On January 24, 2025, the Company entered into an agreement with a funding source for $15 million that was structured as a pre-funded asset sale with a 90-day closing period, which could have been terminated prior to April 23, 2025, upon RYVYL’s payment of $16.5 million. The shares of RYVYL EU subsidiary will continue to be held in escrow while the standstill period is ongoing.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business, and peer-to-peer payment transactions around the globe. By leveraging electronic payment technology for diverse international markets, RYVYL is a leading innovator of payment transaction solutions reinventing the future of financial transactions. Since its founding as GreenBox POS in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants, and consumers around the globe. www.ryvyl.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements that are characterized by future or conditional words such as "may," "will," "expect," "intend," "anticipate," “believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements. Risk factors affecting the Company are discussed in detail in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

IR Contact:

David Barnard, Alliance Advisors Investor Relations, 415-433-3777, ryvylinvestor@allianceadvisors.com